U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


Form 8-K


CURRENT REPORT UNDER SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Date of Report:	February 19, 1999

________________________________________________________________


3D IMAGE TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)


	Delaware			33-27627			76-0265438
(State of Incorporation)	(Commission File Number)	  (Tax Identification No.)


5172-G Brook Hollow Parkway, Norcross, Georgia  30071
(Address of principal executive offices)


Registrant's telephone number, including area code			(770) 416-8848

(Former name and former address, if changed since last report)

3D IMAGE TECHNOLOGY, INC.

TABLE OF CONTENTS

	ITEM									PAGE

	5.		Other Events						     2

	6.		Resignation of Director				     3

			Signatures						     3

Item 5.  Other Events.

	The Company has been operating under a severe working capital shortage since prior to the change of management of the Company in May 1997. Despite every effort of management to arrange equity or debt financing for the Company over the past twenty months, management has been unable to solve this working capital deficit. Management has substantially cut operating costs and increased both camera sales and processing revenues resulting in break-even or small profits for 1998; however, the substantial outstanding liabilities inherited from the former management, and in particular a secured $3 million
debt in default, has made it impossible to attract new capital.   As
discussed at the Annual Meeting of Shareholders in July 1998 and at a Special Meeting of Shareholders in September 1997, this working capital shortage would result in the Company using up its supply of photo-sensitized lenticular print material by early 1999 without any funds to manufacture new material. The print material necessary to process and print 3D prints from the Company's 3D cameras is not readily available and must be manufactured for the Company using several different steps, and several different sub-contractors.
During October and November, 1998, the Company undertook the initial steps to manufacture new material, financing these steps out of current cash flow from operations in the amount of approximately $100,000. The final and most expensive step, photo-emulsion coating, was scheduled for February 1999, and a test run of the plastic material manufactured for the Company for this purpose was conducted at the emulsion coating facility on February 12, 1999. The Company was notified on February 15, 1999 that the results of that test run indicated that the emulsion coating facility would be unable to successfully coat the plastic material in its current configuration. As a result, the Company will have to either manufacture a new plastic base material to supply to the emulsion coating contractor and discard the existing material, or locate another emulsion coating facility which may be able to coat the existing material in its current configuration. In either case, a delay of at least 8 to 12 weeks in obtaining new material is indicated. Although a small interim supply of material has been located which will last approximately 4 weeks, if it can be purchased, there is a likelihood that there will have to be an interruption to the photo-finishing of film for 4 to 8 weeks while new material is obtained. The Company already has implemented staff reductions to minimize operating expenses while the print material shortage continues.
	While the Company is also working on other short-term solutions to the print material issue, to avoid a temporary shut-down of its photo-finishing operation, there is no assurance that these other possible solutions will be effective or timely enough to avoid a shut-down. In the meantime, the Company has ceased any further camera sales until an adequate supply of material is obtained, so that the available supply can be devoted to film already exposed from cameras already in the hands of consumers.
	Even with a new supply of print material, the working capital shortfall under which the Company has labored will continue and the Company must obtain new working capital or develop some other solution to its liquidity problem.

Item 6.  Resignation of Director.

	At the beginning of a Special Meeting of the board of Directors of the Company held on February 16, 1999, Mr. C. S. Kiang, who has been a director of the Company since October 1998, announced that he was resigning as a director, effective immediately. Mr. Kiang expressed no disagreement with any policy of the Company or the Board of Directors and submitted no objection, written or otherwise, to any action of the Board or of the Company. His resignation was stated to be due to other business commitments which made it impossible for him to continue to act as a director.

	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated this 17th day of February, 1999.


						_/s/ Bruce Herstowski__________
						BRUCE A. HERSTOWSKI
						President and Chief Executive Officer


						_/s/ Robert J. Hipple___________
						ROBERT J. HIPPLE
						Chief Financial Officer
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